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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. _____)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SCHIFF NUTRITION INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

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2002 SOUTH 5070 WEST
SALT LAKE CITY, UTAH 84104

September 27, 2006

Dear Stockholders:

We cordially invite you to attend the 2006 Annual Meeting of Stockholders of Schiff Nutrition International, Inc. The meeting will be held on Tuesday, October 24th, 2006, at 2:00 p.m. local time, at Schiff Nutrition International’s headquarters located at 2002 South 5070 West, Salt Lake City, Utah.

With this letter we are including the notice for our Annual Meeting, the proxy statement, the proxy card and our fiscal 2006 Annual Report. At the meeting, we will vote on the election of our Board of Directors and the approval of an amendment to our 2004 Incentive Award Plan that relates primarily to revising the equity compensation for our non-employee directors. Our Board of Directors recommends that you vote FOR each of the seven nominees for directors and FOR approval of the amendment to our 2004 Incentive Award Plan.

Your vote is important to us, and I look forward to seeing you on October 24th. Whether or not you plan to attend the meeting in person, please complete, sign and return the attached proxy card. Thank you for your interest in Schiff Nutrition International.

Sincerely,

Bruce J. Wood President and Chief Executive Officer

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SCHIFF NUTRITION INTERNATIONAL, INC.
2002 SOUTH 5070 WEST
SALT LAKE CITY, UTAH 84104
(801) 975-5000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON TUESDAY, OCTOBER 24, 2006

TIME:	2:00 p.m.
PLACE:	Schiff Nutrition International, Inc.’s Headquarters 2002 South 5070 West Salt Lake City, Utah
MATTERS TO BE CONSIDERED:	(1)	The re-election of the seven-person Board of Directors to serve until the next annual meeting or until the election and qualification of their respective successors;
	(2)	The amendment to the Company’s 2004 Incentive Award Plan that relates primarily to revising the equity compensation for our non-employee directors; and
	(3)	Any other business properly coming before the meeting or any adjournment or postponement of the meeting.
RECORD DATE:	You may vote at the meeting if you were a stockholder at the close of business on September 15, 2006, the record date.
VOTING BY PROXY:

Please return your proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. If on September 15, 2006, your shares were held of record in your brokerage firm or similar organization, please return your voting instruction form to your broker. For more instructions, please see the Questions and Answers beginning on page 1 of this proxy statement and the instructions on the proxy card.

By Order of the Board of Directors,

Daniel A. Thomson Executive Vice President-Business Development, General Counsel and Corporate Secretary
Salt Lake City, Utah
September 27, 2006

YOUR VOTE IS IMPORTANT.
TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

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QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL
AND THE ANNUAL MEETING

Why am I receiving these materials?

The Board of Directors (the “Board”) of Schiff Nutrition International, Inc. is providing these proxy materials to you in connection with our 2006 Annual Meeting of Stockholders (the “Annual Meeting”), which will take place on October 24, 2006. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement. We intend to mail this proxy statement and accompanying proxy card on or about September 28, 2006, to all stockholders of record entitled to vote at the Annual Meeting.

Who may attend the Annual Meeting?

All stockholders are invited to attend the Annual Meeting, including stockholders whose shares are held by their brokerage firms or similar organizations.

What information is contained in these materials?

The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. Our Annual Report for fiscal 2006 (which ended May 31, 2006) is also enclosed.

On what matters am I voting?

The election of seven nominees to our Board and the amendment to our 2004 Incentive Award Plan (the “2004 Plan”) that relates primarily to revising the equity compensation for our non-employee directors (the “Amendment”) are the only known matters to be voted on at the Annual Meeting. The section entitled “Proposals to be Voted Upon” on page 4 of this proxy statement provides you more information regarding the nominees for election to our Board and the proposed Amendment. You may also find more information on the nominees in the section entitled “Nominees for Election to our Board of Directors” on page 9 of this proxy statement. The stockholders also will transact any other business that properly comes before the Annual Meeting.

What is our Board’s voting recommendations?

Our Board recommends that you vote your shares FOR each of the seven nominees to our Board and FOR approval of the Amendment to our 2004 Plan.

Who can vote in person at the Annual Meeting?

Stockholders of record at the close of business on September 15, 2006 (the “Record Date”) may vote in person at the Annual Meeting. Also, if on September 15, 2006 your shares were held in street name, you may vote in person at the Annual Meeting by using a valid proxy issued in your name from your bank, broker or other record holder. Holding shares in “street name” means your Company shares are held in an account at a brokerage firm or bank or other nominee holder, and the stock certificates and record ownership are not in your name.

How many votes may be cast at the Annual Meeting?

On the Record Date, 11,595,250 shares of Class A common stock and 14,973,148 shares of Class B common stock were outstanding and entitled to vote at the Annual Meeting. Stockholders are entitled to one vote for each share of Class A common stock and ten votes for each share of Class B common stock held on the Record Date. Thus, an aggregate of 161,326,730 votes (the “Voting Shares”) may be cast by stockholders at the Annual Meeting. Holders of Class A common stock and Class B common stock will vote together as a single class on the matters that will come before the Annual Meeting.

How do I vote?

You may vote your shares either by proxy or in person at the Annual Meeting (please also see the detailed instructions on your proxy card). To vote by proxy, please complete, sign and mail the enclosed proxy card in the envelope provided, which requires no postage for mailing in the United States. If you return a signed proxy card but do not provide voting instructions, your shares will be voted FOR each of the seven named nominees to our Board and FOR the Amendment to our 2004 Plan.

If you hold your shares in street name, please complete, sign and mail the voting instruction card provided by your bank, broker or other record holder.

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May I revoke my proxy?

As a holder of record of our shares, you may revoke your proxy and change your vote at any time prior to the Annual Meeting by giving written notice of your revocation to our Corporate Secretary, by signing another proxy card with a later date and submitting this later dated proxy to our Corporate Secretary before or at the Annual Meeting, or by voting in person at the Annual Meeting. Please note that your attendance at the Annual Meeting will not constitute a revocation of your proxy unless you actually vote at the Annual Meeting. Giving a proxy will not affect your right to change your vote if you attend the Annual Meeting and want to vote in person. We will pass out written ballots to any holder of record of our shares on the Record Date who wants to vote at the Annual Meeting. Any written notice of revocation or subsequent proxy should be sent to Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104, or hand delivered to our Corporate Secretary at or before the voting at the Annual Meeting.

If your shares are held in street name, you may change your vote by submitting new voting instructions to your bank, broker or other record holder. If you decide to attend and vote at the Annual Meeting and your shares are held in street name, your vote in person at the Annual Meeting will not be effective unless you have obtained and present at the Annual Meeting a proxy issued in your name from the record holder, your broker.

What does it mean if I receive more than one proxy card?

If your shares are registered differently or are held in more than one account, you will receive more than one proxy card. Please sign and return all proxy cards to ensure that all of your shares are voted.

Will my shares be voted if I do not sign and return my proxy card?

If you are the record holder of your shares and do not return your proxy card, your shares will not be voted unless you attend the Annual Meeting in person and vote your shares. If your shares are held in street name, your brokerage firm may vote your shares on “routine matters,” such as election of our directors. Your brokerage firm may not vote without your instruction on the approval of the Amendment to our 2004 Plan or other “non-routine matters” such as a proposal submitted by a stockholder. If proposals to be acted upon include both routine and non-routine matters, the broker may turn in a proxy card for uninstructed shares that votes FOR the routine matters but expressly states that the broker is NOT voting on non-routine matters. This indication by your broker with respect to the non-routine matters is known as a “broker non-vote.”

We encourage you to provide instructions to your brokerage firm by completing the voting instruction form that it sends to you so that your shares are voted at the Annual Meeting.

What is a quorum and what constitutes a quorum?

A “quorum” is the number of shares that must be present, in person or by proxy, in order for business to be conducted at the Annual Meeting. The required quorum for the Annual Meeting is the presence in person or by proxy of the holders of a majority of the Voting Shares issued and outstanding as of September 15, 2006. Since there is an aggregate of 161,326,730 Voting Shares, a quorum will be present for the Annual Meeting if an aggregate of at least 80,663,366 Voting Shares is present in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will be counted for the purpose of determining the presence or absence of a quorum.

How many votes are required to approve the proposals?

The seven nominees receiving the highest number of “FOR” votes, whether or not constituting a majority of the votes cast, will be elected as directors. This number is called a plurality. Accordingly, abstentions will not affect the outcome of the election of the nominees to our Board. The election of directors is a matter on which a broker or other nominee has discretionary voting authority. Accordingly, no broker non-votes will result from this proposal. Stockholders are not permitted to cumulate their shares for the purpose of electing directors or otherwise.

In order for the Amendment to the 2004 Plan to be approved by the holders:

•
The New York Stock Exchange (the “NYSE”) requires that: (i) greater than 50% of the Voting Shares are voted on such proposal, and (ii) a majority of such votes cast must vote “for” the proposal. For purposes of the first requirement: votes “for” and “against” and abstentions count as votes cast (while broker non-votes do not count as votes cast); and all Voting Shares, including broker non-votes, count as entitled to vote. Accordingly, under the first requirement, the total sum of votes “for,” plus votes “against” plus abstentions (the “NYSE Votes Cast”) must be greater than 50% of the total Voting Shares. Thus, broker non-votes could result in the NYSE Votes Cast requirement not being met. In order to satisfy the second requirement, the number of votes “for” the proposal must be greater than 50% of NYSE Votes Cast.

•
Delaware General Corporation Law requires the affirmative vote by the holders of a majority of shares present and entitled to vote on the proposal. For these purposes, abstentions will have the same effect as a vote against the proposal, and broker non-votes are not entitled to vote and thus will have no effect on the proposal.

•	Brokers and other nominees will not have discretionary voting authority on this proposal, and broker non-votes will result from this proposal.

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What happens if a nominee is unable to stand for re-election?

If a nominee is unable to stand for re-election, our Board may, by vote, reduce the size of the Board or name a substitute nominee. If a substitute is named, shares represented by properly executed proxies may be voted for the substitute nominee. We are not aware of any nominee who is unable to stand for re-election.

Who is paying for this proxy’s solicitation process?

The enclosed proxy is solicited on behalf of our Board, and we are paying for the cost of the proxy solicitation process. Copies of the proxy material will be given to banks, brokerage houses and other institutions that hold shares that are beneficially owned by others. Upon request, we will reimburse these banks, brokerage houses and other institutions for their reasonable out-of-pocket expenses in forwarding these proxy materials to the stockholders who are the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers, or other employees. No additional compensation will be paid to our directors, officers or other employees for soliciting proxies. We have retained the services of Georgeson Shareholder Communications, Inc. to assist in the distribution of proxies. We will pay approximately $1,000, plus reimbursement of out-of-pocket expenses, to Georgeson Shareholder Communications for its services.

How can I find out the results of the voting at the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting, and publish final results in our Quarterly Report on Form 10-Q for our fiscal 2007 second quarter ending November 30, 2006.

When are stockholder proposals due for next year’s annual meeting in 2007?

We currently contemplate that our 2007 Annual Meeting of Stockholders will be held on or about October 23, 2007. In the event that a stockholder desires to have a proposal considered for presentation at the 2007 Annual Meeting of Stockholders and inclusion in the proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded in writing to the Corporate Secretary of the Company so that it is received no later than May 31, 2007. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If a stockholder, rather than including a proposal in our proxy statement as discussed above, commences his or her own proxy solicitation for the 2007 Annual Meeting of Stockholders or seeks to nominate a candidate for election or propose business for consideration at such meeting, we must receive notice of such proposal on or before August 14, 2007. If the notice is not received by August 14, 2007, it will be considered untimely under Rule 14a-4(c)(1) promulgated under the Exchange Act, and we will have discretionary voting authority under proxies solicited for the 2007 Annual Meeting of Stockholders with respect to such proposal.

Proposals and notices should be directed to Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104.

Will the Company’s independent auditors be present at the Annual Meeting?

Representatives of Deloitte & Touche LLP, the Company’s independent auditors, are expected to be present at the Annual Meeting and will have the opportunity to make statements, if they so desire, and to respond to appropriate questions. Our Audit Committee has also selected Deloitte & Touche LLP as our independent public accountants for fiscal 2007.

How can stockholders communicate with our Board of Directors?

Company stockholders who want to communicate with our Board or any individual director may write to them c/o Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104. Your letter should indicate that you are a Company stockholder. Depending on the subject matter, our Corporate Secretary will: (i) forward the communication to the director or directors to whom it is addressed; (ii) attempt to handle the inquiry directly, for example when the request is for information about the Company or is a stock-related matter; or (iii) not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. At each Board meeting, a member of management will present a summary of all communications received since the last meeting that were not forwarded to the director or directors to whom they were addressed, and shall make those communications available to our Board upon request.

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PROPOSALS TO BE VOTED UPON

1. ELECTION OF DIRECTORS

Our Board currently consists of seven directors who are elected annually. All of the seven nominees for election to the Board at this Annual Meeting listed in the section entitled “Nominees for Election to our Board of Directors” below are currently directors of the Company. The term of office for directors elected at the 2006 Annual Meeting will expire upon the election of our Board at the 2007 Annual Meeting of Stockholders or when their successors are elected and qualified. See the section entitled “Nominees for Election to our Board of Directors” below for biographical information on our Board nominees.

Our Board of Directors unanimously recommends a vote “For” each of these nominees.

2. APPROVAL OF AN AMENDMENT TO OUR 2004 INCENTIVE AWARD PLAN

At the Annual Meeting, you are being asked to approve an Amendment to our 2004 Incentive Award Plan. The Amendment was approved, subject to stockholder approval on certain matters, by our Compensation Committee and our Board on September 22, 2006. In accordance with our Corporate Governance Guidelines, the Executive Committee of the Board is responsible for recommending to the full Board compensation for non-employee directors and for service on Board committees. In reviewing the compensation for non-employee directors and making recommendations to the Board, the Executive Committee retained the services of an independent compensation consulting firm to advise the Executive Committee with respect to overall Board compensation. The Amendment (i) changes the name of the 2004 Plan to reflect the changed name of the Company, (ii) revises the non-employee director equity grant provisions, and (iii) provides that awards may be granted under the 2004 Plan in lieu of the payment of director fees or employee compensation.

Specifically, the proposed Amendment (i) eliminates the initial grant of options covering 20,000 shares of Class A common stock to non-employee directors upon initial appointment or election to our Board and replaces it with the initial grant of restricted stock or restricted stock units with a fair market value on the grant date of $40,000 (subject to adjustment from time to time by the Board), and (ii) eliminates the annual grant of options covering 12,500 shares of Class A common stock to non-employee directors and replaces it with the annual grant of restricted stock or restricted stock units with a fair market value on the grant date of $50,000 (subject to adjustment from time to time by the Board). These restricted stock and restricted stock units will vest, similar to the former options, in equal annual installments over an approximate three year period. The proposed Amendment also replaces the immediately vested options covering 15,000 shares of Class A common stock that were granted after the completion of each period of three year service on the Board (other than with respect to the current three year period), with restricted stock or restricted stock units granted on the first day of each period of three year service on the Board (other than the current three year period) with a fair market value on the grant date of $60,000 (subject to adjustment from time to time by the Board). These restricted stock and restricted stock units will cliff vest in one installment on the last day of the respective period of three year service on the Board. Upon completion of the current period of three year service on the Board (for which no options, restricted stock, or restricted stock units have been granted), each non-employee director will be granted immediately vested options covering 15,000 shares of Class A common stock.

2004 Plan Summary

The following is a summary of the principal features of the 2004 Plan, as proposed to be amended. The summary, however, does not purport to be a complete description of all the provisions of the 2004 Plan. The text of the Amendment is attached as Appendix A to this proxy statement. Copies of the 2004 Plan are available upon request from the Corporate Secretary, Schiff Nutrition International, Inc., 2002 South 5070 West, Salt Lake City, Utah 84104. We encourage you to read the 2004 Plan and Amendment carefully.

The 2004 Plan is intended to attract, motivate, and retain employees, consultants, and non-employee directors and to encourage their stock ownership in the Company. Approval of the Amendment allows the Company to continue to promote the interests of the Company and its stockholders by providing members of the Board with appropriate incentives to acquire a proprietary interest in the long-term success of the Company and to reward these individuals in fulfilling their personal responsibilities for long-range achievements.

The 2004 Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units, other stock-based awards, and performance-based awards to eligible individuals.

Administration

The Board administers the 2004 Plan as to awards to members of the Board. As to all other participants, the 2004 Plan is administered by the Compensation Committee of the Board. The Compensation Committee may delegate to a committee of one or more members of the Board or officers of the Company the authority to grant or amend awards to participants other than senior executives of the Company who are subject to Section 16 of the Exchange Act or employees who are “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”).  The

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Compensation Committee is expected to include at least two directors, each of whom is anticipated to qualify as a “non-employee director” pursuant to Rule 16b of the Exchange Act, and an “outside director” pursuant to Section 162(m) of the Code. All references in this summary of the 2004 Plan to the “Administrator” will mean the Board, the Compensation Committee or any such subcommittee, as applicable.

The Administrator has the power to determine eligibility, the types and sizes of awards, the price and timing of awards, and the acceleration or waiver of any vesting restriction.

Eligibility

Persons eligible to participate in the 2004 Plan include all members of the Board, our employees, and certain consultants to the Company. As of the Record Date, we had four non-employee directors, approximately 380 employees and approximately four consultants eligible to participate in the 2004 Plan (though at this time we have no plans to grant awards under the 2004 Plan to consultants).

Limitation on Awards and Shares Available

As of the Record Date, there were 719,238 shares available for issuance under the 2004 Plan. The shares of Class A common stock covered by the 2004 Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market. As of the Record Date, the closing price of the Class A common stock on the NYSE was $6.65 per share.

The payment of dividend equivalents in conjunction with outstanding awards will not be counted against the shares available for issuance under the 2004 Plan. To the extent that an award terminates, expires, lapses, is settled in cash or repurchased for any reason, any shares subject to the award may be used again for new grants under the 2004 Plan. In addition, shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation may be used for grants under the 2004 Plan. To the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any of its subsidiaries will not be counted against the shares available for issuance under the 2004 Plan.

The maximum number of shares of Class A common stock that may be subject to one or more awards to a participant pursuant to the 2004 Plan during any fiscal year is 500,000.

Awards

The 2004 Plan provides for the grant of incentive stock options (“ISOs”), non-qualified stock options (“NSOs”), restricted stock, stock appreciation rights, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, restricted stock units, other stock-based awards, and performance-based awards.

Awards, including awards with deferral features complying with Section 409A of the Code, may be granted under the 2004 Plan, as proposed to be amended, to employees and consultants in lieu of cash bonuses or other forms of compensation which would otherwise be payable to such employees and consultants, and to non-employee directors in lieu of directors and other fees which would otherwise be payable to such non-employee directors, pursuant to such policies which may be adopted by the Administrator from time to time.

Stock Options. Stock options, including ISOs, as defined under Section 422 of the Code, and NSOs, may be granted pursuant to the 2004 Plan. The option exercise price is determined by the Administrator and set forth in the Award Agreement; provided that the exercise price for any option will not be less than par value unless otherwise permitted by applicable state law. The option exercise price of any ISOs granted pursuant to the 2004 Plan will not be less than 100% of the fair market value of the underlying Class A common stock on the date of grant. Stock options may be exercised as determined by the Administrator, but in no event after the tenth anniversary of the date of grant. The aggregate fair market value of the shares with respect to which options intended to be ISOs are exercisable for the first time by an employee in any calendar year may not exceed $100,000, or such other amount as the Code provides.

Upon the exercise of a stock option, the exercise price must be paid in full in either cash or its equivalent, by delivering a promissory note bearing interest at no less than such rate as shall then preclude the imputation of interest under the Code, by tendering previously acquired shares of Class A common stock or withholding shares issuable upon exercise of the stock option, in each case with a fair market value at the time of exercise equal to the exercise price (provided such shares have been held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences), or by other property acceptable to the Administrator (including through the delivery of a notice that the participant has placed a market sell order with a broker with respect to shares then issuable upon exercise of the option, and the broker timely pays a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the option exercise price). However, no participant who is a member of the Board or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act will be permitted to pay the exercise price of an option in any method which would violate Section 13(k) of the Exchange Act.

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Restricted Stock and Restricted Stock Units. Restricted stock and restricted stock units may be granted pursuant to the 2004 Plan. A restricted stock award is the grant of shares of Class A common stock at a price determined by the Administrator (including zero) that is nontransferable and subject to substantial risk of forfeiture until specific conditions are met. Conditions may be based on continuing employment or service or achieving specified performance goals. During the period of restriction, participants holding shares of restricted stock may have full voting and dividend rights with respect to such shares, while participants holding restricted stock units typically will not have such voting rights. The restrictions will lapse in accordance with a schedule or other conditions determined by the Administrator.

Grant of Awards to Non-employee Directors. The 2004 Plan, as amended, provides that, unless otherwise determined by the Board, upon appointment or election to the Board each non-employee director shall be granted shares of restricted stock or restricted stock units with a fair market value on the date of such grant equal to $40,000 (subject to adjustment from time to time by the Board). In addition, unless otherwise determined by the Board, upon each Annual Meeting of Stockholders occurring at least nine months after such initial appointment or election as of which the non-employee director continues to serve as a director of the Company, each such non-employee director shall be granted shares of restricted stock or restricted stock units with a fair market value on the date of such grant equal to $50,000 (subject to adjustment from time to time by the Board). Members of the Board who are employees who subsequently terminate employment with the Company (or a subsidiary of the Company) and remain on the Board will not receive the initial award, but to the extent that they are otherwise eligible, will receive after such termination of employment the annual award. These initial and annual awards shall vest in substantially equal annual installments over a period of approximately three years following their date of grant.

In addition, the 2004 Plan, as amended, provides that, unless otherwise determined by the Board, each non-employee director shall be granted on the first day of each three year term (other than the Current Three Year Terms, as defined below) shares of restricted stock or restricted stock units with a fair market value on the date of such grant equal to $60,000 (subject to adjustment from time to time by the Board). These restricted stock and restricted stock units will cliff vest in one installment on the last day of the respective three year term, subject to the director’s continued service on the Board on such vesting date. Notwithstanding the foregoing, each non-employee director serving as a non-employee director as of the date of the Annual Meeting shall be granted upon completion of his Current Three Year Term (unless otherwise determined by the Board) immediately vested options covering 15,000 shares of Class A common stock. For these purposes, a three year term shall mean each period of three years computed initially from the date of the non-employee director’s initial appointment or election to the Board and thereafter for each subsequent three year period, or for those non-employee directors currently serving as a non-employee director, a period of three years computed initially from the last date upon which such non-employee director received an option pursuant to the three year option grant that was in effect under the 2004 Plan prior to the Amendment (the “Current Three Year Term”), and thereafter for each subsequent three year period.

Except as otherwise provided in the 2004 Plan or in an Award Agreement, awards granted to non-employee directors that are not vested at the time of the non-employee director’s termination of service on the Board shall not thereafter become vested, but instead shall be automatically forfeited and cancelled as of the date of such termination of service on the Board without any consideration to the non-employee director. All elections to receive restricted stock units and all deferral elections concerning restricted stock units shall be made in conformity with Section 409A of the Code.

Stock Appreciation Rights. Awards of stock appreciation rights (a “SAR”) may be granted under the 2004 Plan. Typically, a SAR is the right to receive payment of an amount equal to the excess of the fair market value of a share of Class A common stock on the date of exercise of the SAR over the fair market value of a share of Class A common stock on the date of grant of the SAR. SARs may be granted in connection with stock options or other awards, or separately. The Administrator may elect to pay SARs in cash or in our Class A common stock or in a combination of cash and Class A common stock.

Deferred Stock. Deferred stock may be awarded to participants, with or without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance goals established by the Administrator. Like restricted stock, deferred stock may not be sold or otherwise transferred or hypothecated until vesting conditions are removed or expire. Unlike restricted stock, deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

Dividend Equivalents. Dividend equivalents may be credited to a participant in the 2004 Plan. They represent the value of the dividends per share of Class A common stock paid by us, calculated with reference to the number of shares covered by the stock options, stock appreciation rights or other awards held by the participant.

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Stock Payments. Stock payments may be authorized by the Administrator in the form of shares of our Class A common stock or an option or other right to purchase our Class A common stock as part of a deferred compensation arrangement or in lieu of all or any part of compensation, including bonuses, that would otherwise be payable to a participant in cash.

Performance-Based Awards. The Administrator may grant awards to employees who are or may be “covered employees,” as defined in Section 162(m) of the Code, that are intended to be performance-based compensation within the meaning of Section 162(m) of the Code in order to preserve the deductibility of these awards for federal income tax purposes. Participants are only entitled to receive payment for a performance-based award for any given performance period to the extent that pre-established performance goals set by the Administrator for the period are satisfied. These awards may be paid in cash or in our Class A common stock or in a combination of cash and Class A common stock. The maximum amount of cash performance awards that may be awarded under the 2004 Plan to any person during any fiscal year is $1 million.

The pre-established performance goals for awards intended to be performance-based compensation within the meaning of Section 162(m) of the Code must be based on one or more of the following performance criteria: net earnings (either before or after interest, taxes, depreciation and/or amortization), sales or revenue, net income (either before or after tax), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on net assets, return on shareholders' equity, return on assets, return on capital, shareholder returns, return on sales, gross or net profit margin, customer or sales channel revenue or profitability, productivity, expense, margins, plant or operating efficiency, customer satisfaction, working capital, earnings per share, price per share, and market share. These performance criteria may be measured in absolute terms or as compared to any incremental increase or as compared to results of a peer group. With regard to a particular performance period, the Administrator shall have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the goals that will be used to measure the performance of the period. In determining the actual size of an individual performance-based award for a performance period, the Administrator may reduce or eliminate (but not increase) the award. Generally, a participant will have to be employed on the date the performance-based award is paid to be eligible for a performance-based award for any performance period.

Change in Control

Unless otherwise determined by the Board, in the event of a Change in Control (as defined in the 2004 Plan) of the Company in which awards made pursuant to the 2004 Plan are not converted, assumed or replaced by a successor, all of such outstanding awards will become fully exercisable and all forfeiture restrictions on awards will lapse.

Amendment and Termination

The Administrator, subject to the approval of the Board, may terminate, amend, or modify the 2004 Plan at any time; provided, however, that stockholder approval will be obtained for any amendment to the extent necessary and desirable (i) to comply with any applicable law, regulation or stock exchange rule, or (ii) to increase the number of shares available under the 2004 Plan. In no event may an award be granted pursuant to the 2004 Plan on or after September 24, 2014.

Plan Benefits

If the proposed Amendment is adopted, on October 24, 2006, the date of the Annual Meeting, each of Messrs. Corey, Kimmel, McDermott and Powell will receive shares of restricted stock or restricted stock units, as properly elected, with a fair market value equal to $50,000 on the date of grant. In addition, based on such director’s Current Three Year Term, on June 8, 2007, Mr. McDermott will receive, and on October 4, 2007, Messrs. Corey and Kimmel will each receive, and on January 25, 2009, Mr. Powell will receive, immediately vested options covering 15,000 shares of Class A common stock. On the first day of the subsequent three year service period, each director will receive a grant of shares of restricted stock or restricted stock units, as properly elected, with a fair market value on such date equal to $60,000, which restricted stock and restricted stock units, as applicable, will vest in whole on the last day of the three year service period, subject to the director’s continued service on the board at that time.

Since the 2004 Plan's inception in October 2004, the following persons have been granted the following aggregate number of Awards under the 2004 Plan: (i) our named executive officers, Messrs. Wood, Baty, Elitharp, and Thomson, have not received any options under the 2004 Plan since its inception, but received an aggregate of 417,800, 191,900, 167,400, and 114,200 performance-based restricted stock units, respectively; (ii) our non-employee directors (and nominees), Messrs. Corey, Kimmel, McDermott and Powell, have received an aggregate of 25,000, 30,000, 25,000, and 40,000 options, respectively, for a total of 120,000 options granted to our non-employees directors as a group; (iii) a total of zero options and 891,300 performance-based restricted stock units have been granted to our current executive officers as a group; and (iv) a total of 29,000 options and 545,900 performance-based restricted stock units have been granted to our employees, other than our executive officers, as a group.

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Certain Federal Income Tax Consequences

Nonqualified Stock Options. For federal income tax purposes, the recipient of NSOs granted under the 2004 Plan will not recognize taxable income upon the grant of the option, nor will the Company then be entitled to any deduction. Generally, upon exercise of NSOs, at the time of transfer of the stock, the optionee will recognize ordinary income, and the Company will be entitled to a deduction, in an amount equal to the fair market value of the stock at the date of transfer, less the option exercise price.

Incentive Stock Options. An optionee generally will not recognize taxable income upon either the grant or exercise of an ISO. However, the amount by which the fair market value of the stock at the time of transfer exceeds the option exercise price will be an “item of tax adjustment” for the optionee for alternative minimum tax purposes. Generally, upon the sale or other taxable disposition of the stock acquired upon exercise of an ISO, the optionee will recognize income taxable as capital gains in an amount equal to the excess, if any, of the amount realized in such sale or disposition over the option exercise price, provided that the sale or disposition of the stock does not occur within either (a) two years from the date of grant of the ISO or (b) one year after the date of transfer of the stock upon exercise. If the stock is sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the excess of the fair market value of the stock on the date of transfer generally will be taxable as ordinary income; the balance of the amount realized from such sale or disposition, if any, generally will be taxed as capital gain. If the stock is sold or disposed of before the expiration of the one-year and two-year periods and the amount realized is less than the fair market value of the shares at the date of transfer, the optionee’s ordinary income generally is limited to the excess, if any, of the amount realized in such transfer over the option exercise price paid. The Company (or other employer corporation) generally will be entitled to a tax deduction with respect to an ISO only to the extent the optionee has ordinary income upon sale or other disposition of the stock.

An option will only qualify as an ISO to the extent that the aggregate fair market value of the shares with respect to which the option becomes exercisable for the first time in any calendar year is equal to or less than $100,000. For purposes of this rule, the fair market value of shares shall be determined as of the date the option is granted. To the extent an option is exercisable for shares in excess of this $100,000 limitation, the excess shares shall be taxable under the rules for “Nonqualified Stock Options” described above.

Restricted Stock. A recipient of restricted stock will not have taxable income upon issuance unless an election is made under Section 83(b) of the Code. When restrictions on shares of restricted stock lapse, the participant will realize ordinary income in an amount equal to the fair market value of the shares at the date such restrictions lapse, less any purchase price paid. If an election is made under Section 83(b), the participant will realize ordinary income at the date of issuance equal to the difference between the fair market value of the shares on the issuance date less any purchase price paid.

Restricted Stock Units and Deferred Stock. A recipient of restricted stock units or deferred stock will not realize taxable income at the time of grant. When restricted stock units or deferred stock vest and the Company's shares are issued, the participant generally will recognize taxable ordinary income in an amount equal to the fair market value of the shares at the date of issuance. The Code does not permit a Section 83(b) election to be made with respect to restricted stock units or deferred stock.

Stock Appreciation Rights. No taxable income is generally recognized by the participant upon the receipt of an SAR, but upon exercise of the SAR the fair market value of the shares (or cash in lieu of shares) received generally will be taxable as ordinary income to the participant.

Dividend Equivalents and Performance Awards. A recipient of a dividend equivalent award or performance award will not realize taxable income at the time of grant. When a dividend equivalent or performance award is paid (whether in cash or stock), the participant will recognize taxable ordinary income.

Stock Payments. A participant who receives a stock payment will realize taxable ordinary income as if a cash payment equal to the fair market value of the stock has been received.

We generally are entitled to a deduction when and for the same amount that the participant recognizes as ordinary income, subject to Section 162(m) of the Code as to covered employees. Under Section 162(m), in general, income tax deductions of publicly-traded companies may be limited to the extent total compensation for certain executive officers exceed $1 million in any taxable year. However, this deduction limit does not apply to certain “performance-based” compensation established by an independent compensation committee which conforms to certain requirements of the Code. Options granted under the 2004 Plan with an exercise price equal to fair market value are intended to qualify as “performance-based” under Section 162(m). Restricted stock, stock awards, performance awards and cash awards granted under the 2004 Plan may qualify as “performance-based” if such award vests or is issuable or payable based upon the performance goals and otherwise meets the requirements of Section 162(m).

Our Board of Directors unanimously recommends a vote “For”
the approval of the Amendment to our 2004 Plan.

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3. OTHER BUSINESS

Our Board knows of no other business for consideration at the Annual Meeting. If other matters are properly presented at the Annual Meeting, or at any adjournment or postponement of the meeting, Bruce J. Wood and Daniel A. Thomson, as proxies, will vote or otherwise act on your behalf in accordance with their judgment on such matters.

NOMINEES FOR ELECTION TO OUR BOARD OF DIRECTORS

Nominees for re-election to our Board at the Annual Meeting are as follows:

Name	Age	Position with the Company
Eric Weider	43	Chairman of the Board
George F. Lengvari	64	Vice Chairman of the Board
Bruce J. Wood	56	Chief Executive Officer, President and Director
Ronald L. Corey	67	Director
Roger H. Kimmel	60	Director
Brian P. McDermott	49	Director
H. F. Powell	73	Director

Set forth below are descriptions of the backgrounds of the nominees as of the Record Date.

Eric Weider has been a director since June 1989 and Chairman of the Board since August 1996. Since June 1997, Mr. Weider has been President and Chief Executive Officer of Weider Health and Fitness, a major stockholder of the Company. Mr. Weider also serves as a member of the board of directors of Weider Health and Fitness. Mr. Weider is the President of the Joe Weider Foundation and is a director of Hillside Investment Management, Inc., an investment management company based in Toronto, Canada.

George F. Lengvari has been a director since August 1996 and serves as Vice Chairman of the Board of Directors. Mr. Lengvari has been Vice Chairman of the board of directors of Weider Health and Fitness, a major stockholder of the Company, since June 1995. Prior to joining Weider Health and Fitness, Mr. Lengvari was a partner for 22 years in the law firm Lengvari Braman and is currently of counsel to the law firm LaPointe Rosenstein.

Bruce J. Wood has been our Chief Executive Officer, President and a director since June 1999. From January 1998 to December 1998, Mr. Wood was the President and a founder of All Stick Label LLC, a private company which manufactures custom pressure sensitive labels. From 1973 to December 1997, Mr. Wood held various management positions with divisions of Nabisco, Inc., a manufacturer and marketer of packaged food, including President and Chief Executive Officer of Nabisco, Ltd., President of Planters Lifesavers Company, and Senior Vice President, Marketing of both Nabisco Biscuit Company and Del Monte USA. Mr. Wood also serves as a director of Payge International Ltd., a private company that manufactures injection molded plastic industrial and advertising products.

Ronald L. Corey has been a director since August 1996. Since 1999, Mr. Corey has been a consultant to various corporations. Mr. Corey served as President of the Club de Hockey Canadien Inc. (the Montreal Canadiens) and the Molson Center Inc. from 1982 through July 1999. In addition, between 1985 and 1989, Mr. Corey held the position of Chairman of the Board and director of the Montreal Port Corporation, an agency which maintains and leases infrastructures to private stevedoring companies.

Roger H. Kimmel has been a director since August 1996. Mr. Kimmel has been Vice Chairman of Rothschild, Inc., an investment banking firm, since July 2001. Mr. Kimmel is a director of Weider Health and Fitness, a major stockholder of the Company. Mr. Kimmel is also a director of Endo Pharmaceutical Holdings, Inc., a company engaged in the development and sale of pharmaceutical products.

Brian P. McDermott has been a director since June 2001. Mr. McDermott has been a director, President, and Chief Executive Officer of Fitness Holdings International, Inc., a retail chain selling home fitness equipment, and its predecessor since November 2001. Mr. McDermott has also served as Chairman of the Board of Fitness Holdings International since November 2004. Mr. McDermott has served as President and Chief Executive Officer of Right Start Acquisition Company, a specialty retailer, since December 2003. Mr. McDermott was a director, President, and Chief Executive Officer of PartsAmerica.com, an online auto parts store, from May 2000 to July 2001. From 1988 to present, Mr. McDermott has been a general partner in Hancock Park Associates, a private equity firm, and has held various management and director positions in several of the firm's portfolio companies. Mr. McDermott held various management positions with Leslie's Poolmart, Inc. from 1988 to May 2000, including President and/or Chief Executive Officer from 1989 to December 1999 and Chairman of the Board from January 2000 to May 2000. From November 1994 to December 1998, Mr. McDermott served as Chairman of the Board of Busy Body, Inc., a specialty retailer of fitness equipment.

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H.F. Powell has been a director since January 2000. Since 1997, Mr. Powell has been an independent consultant to various corporations. Prior to his retirement in 1996, Mr. Powell served as Executive Vice President and Chief Financial Officer of Nabisco, Inc. from 1994 through 1996 and President of Nabisco International from 1989 through 1994. Throughout his career, Mr. Powell served in various senior level finance and operating positions, including Executive Vice President of Nabisco International, Senior Vice President and Chief Financial Officer of Nabisco Brands, President of Nabisco Brands Canada and Senior Vice President and Chief Financial Officer of Standard Brands.

BOARD OF DIRECTORS AND BOARD COMMITTEES INFORMATION

Our business is managed under the direction of our Board. To assist in carrying out this responsibility, our Board has established an Executive Committee, Audit Committee and Compensation Committee. We do not have a standing nominating committee. During fiscal 2006, our Board met eight times. Each director attended at least 75% of the total number of meetings of our Board held during fiscal 2006 and the total number of meetings held during fiscal 2006 by all committees of our Board on which that director served. Although we do not have a policy with regard to Board members’ attendance at our Annual Meetings of Stockholders, all of the directors are encouraged to attend such meetings. All of our directors were present at our 2005 Annual Meeting of Stockholders, except that one director participated by telephone.

Controlled Company Exemption Election; Independent Directors

We have determined that due to the beneficial ownership by Weider Health and Fitness of greater than 50% of the Voting Shares (approximately 93%), we are a “controlled company” as defined in the NYSE listing standards. As such, we have elected to be exempted from the NYSE requirements that the Board have a majority of independent directors and that we have a separate nominating/corporate governance committee composed entirely of independent directors. Each of Messrs. Corey, McDermott and Powell has confirmed to the Board that neither he nor any member of his family has any relationship, commercial or otherwise, with the Company (other than as a stockholder and a director). Our Board has thus determined that each of Messrs. Corey, McDermott and Powell is independent, as determined in accordance with NYSE listing standards. Based on the relationships of Messrs. Weider, Lengvari and Kimmel with Weider Health and Fitness, and the relationship of Mr. Wood as our Chief Executive Officer, the Board has determined that none of Messrs. Weider, Lengvari, Kimmel and Wood are independent.

Executive Committee

The current members of the Executive Committee are Messrs. Weider, Lengvari and Wood. During fiscal 2006, the Executive Committee did not hold any formal meetings, but met several times on an informal basis. The Executive Committee has the authority to determine questions of general policy with regard to our business, to the extent permitted by law.

Audit Committee

The current members of the Audit Committee are Messrs. Powell, Corey and McDermott. Mr. Powell serves as the Chairman of the Audit Committee. During fiscal 2006, the Audit Committee met eight times. The Audit Committee operates pursuant to a written charter that was adopted by our Board in September 2004, a copy of which is available on our website at www.schiffnutrition.com. In addition, stockholders may request a free copy of the Audit Committee Charter from: Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104.

The Audit Committee’s responsibilities include:

•	appointment, compensation, retention, and oversight of the independent auditors;

•	consulting with the independent auditors with regard to the plan and scope of audit;

•	reviewing, in consultation with the independent auditors, the report of audit or proposed report of audit and the accompanying management letter, if any;

•	reviewing the impact of new or proposed changes in accounting principles or regulatory requirements;

•	consulting with the independent auditors with regard to the adequacy of internal controls and, as appropriate, consulting with management regarding the same;

•	pre-approval of audit and non-audit services performed and fees charged, and review of the possible effect of the performance of such services on the auditor’s independence; and

•	such other responsibilities set forth in the Audit Committee Charter or as directed by our Board from time to time.

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Our Board has determined that all members of the Audit Committee are independent and financially literate, as those terms are defined in the NYSE listing standards, and are independent, as such term is defined under Securities and Exchange Commission (“SEC”) rules. Our Board has also determined that H.F. Powell, Chairman of the Audit Committee, qualifies as an audit committee financial expert as defined in SEC rules. See the section entitled “Nominees for Election to our Board of Directors” above for a description of Mr. Powell’s relevant experience.

Compensation Committee

The current members of the Compensation Committee are Messrs. McDermott, Corey and Powell, each of whom the Board has determined is independent, as that term is defined in the NYSE listing standards. Mr. McDermott serves as the Chairman of the Compensation Committee. During fiscal 2006, the Compensation Committee met seven times. The Compensation Committee operates pursuant to a written charter that was adopted by our Board in September 2004, a copy of which is available on our website at www.schiffnutrition.com. In addition, stockholders may request a free copy of the Compensation Committee Charter from: Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104.

The Compensation Committee’s responsibilities include:

•
reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s compensation, and evaluating our Chief Executive Officer’s performance in light of those goals and objectives;

•
establishing and reviewing the compensation, including equity awards, bonuses, and all other forms of compensation for our directors, executive officers, and such other officers as directed by our Board;

•	reviewing general compensation policies, programs, and guidelines for our employees and the criteria by which bonuses to our employees are determined;

•	reviewing and approving all employment, severance, and change in control arrangements with our executive officers;

•	acting as Administrator of our 1997 Plan and our 2004 Plan; and

•	performing other related functions as set forth in the Compensation Committee Charter or as directed by our Board from time to time.

Nominating Committee Functions

As set forth in the NYSE listing standards, we are not required to have a nominating committee because we are a “controlled company.” See “Controlled Company Exemption Election; Independent Directors” above. Because of this exemption, and because our Board believes that it is more appropriate for all of our directors to be involved in the process of nominating persons for election as directors, our Board does not have a nominating committee. Accordingly, our Board as a whole performs the functions of a nominating committee and is responsible for reviewing the requisite skills and characteristics of our directors.

Our Board will consider candidates for nomination as a director recommended by stockholders, current directors, officers, third-party search firms, and other sources. Our Board considers stockholder recommendations for candidates in the same manner as those received from others.

For new candidates, our Board generally polls the directors and members of management for their recommendations. Our Board may engage a third-party search firm to identify candidates in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate. Our Board reviews the qualifications, experience, and background of all candidates. Final candidates are typically interviewed by both Board members and executive management.

Our Corporate Governance Guidelines state that members of the Board should possess the highest personal and professional ethics, integrity, and values, and be committed to serving the long-term interests of the Company's shareholders. In identifying nominees, the Board also takes into consideration all other factors it considers appropriate with the goal of having a Board with backgrounds, skills, and experience in business, finance, and other areas relevant to the Company's operations.

Our Board will consider stockholder suggestions for nominees for directorship. In order for our Board to consider a stockholder nominee, the stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our Board. The stockholder must also provide such other information about the candidate that would be required by the SEC rules to be included in a proxy statement. In addition,

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the stockholder must include the consent of the candidate and describe any relationships, arrangements or undertakings between the stockholder and the candidate regarding the nomination or otherwise. The stockholder must submit proof of Company stockholdings. All communications should be submitted in writing to Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104. Recommendations received after 120 days prior to the mailing of the proxy will likely not be considered timely for consideration at that year’s Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

During fiscal 2006, Messrs. McDermott, Corey and Powell served as the members of the Compensation Committee. Messrs. McDermott, Corey and Powell are not employees of, or otherwise affiliated with (other than as stockholders and directors), the Company.

During fiscal 2006, no executive officer served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our Compensation Committee.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics for our officers, including our principal executive officer, principal financial officer, and controller, employees, and directors. The Code of Business Conduct and Ethics is available on our website at www.schiffnutrition.com. In addition, stockholders may request a free copy of the Code of Business Conduct and Ethics from: Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104.

Any amendment or waiver of our Code of Business Conduct and Ethics relating to any of our officers or directors will be disclosed on our website. In the case of a waiver, the nature of the waiver, the name of the person to whom the waiver was granted, and the date of the waiver will also be disclosed.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that cover areas such as director responsibilities and qualifications, management succession, and board committees. A copy of these Guidelines is available on our website at www.schiffnutrition.com. In addition, stockholders may request a free copy of the Corporate Governance Guidelines from: Schiff Nutrition International, Inc., Attention: Corporate Secretary, 2002 South 5070 West, Salt Lake City, Utah 84104.

Executive Sessions of Non-Management Directors

Our non-management directors regularly meet in executive sessions of the Board in which management directors and other members of management do not participate. These non-management sessions are generally scheduled on the same day as regularly scheduled quarterly meetings of our Board. The non-management directors preside over the meetings on a rotational basis.

Director Compensation

Non-employee directors receive an annual fee of $18,000. In addition to the annual fee, each non-employee director receives $2,000 for each Board meeting attended, $1,500 for each Audit Committee meeting attended and $1,000 for each Compensation Committee meeting attended. The Chairman of the Audit Committee, currently Mr. Powell, receives an additional annual fee of $6,000, and the Chairman of the Compensation Committee, currently Mr. McDermott, receives an additional annual fee of $3,000. Messrs. Corey, Kimmel, McDermott and Powell are currently our non-employee directors. Directors other than non-employee directors receive no compensation for serving on our Board. We do, however, reimburse all directors for their reasonable expenses incurred in connection with their activities as directors.

Pursuant to the terms of our 1997 Plan and our 2004 Plan, upon appointment or election to our Board, each non-employee director receives options to purchase 20,000 shares of Class A common stock at an exercise price equal to the fair market value of the Class A common stock on the date of grant, which vests in equal annual installments over three years. Non-employee directors are also granted options to purchase 12,500 shares of Class A common stock upon each Annual Meeting of Stockholders occurring at least nine months after the date of appointment or election to our Board, provided the non-employee director is then still serving as one of our directors. These options are granted at an exercise price equal to the fair market value of the Class A common stock on the date of grant and vest in equal annual installments over three years. Accordingly, Messrs. Corey, Kimmel, McDermott and Powell each received an option grant covering 12,500 shares on October 25, 2005, the date of our 2005 Annual Meeting of Stockholders, with an exercise price of $5.27 per share.

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Pursuant to the terms of our 1997 Plan and our 2004 Plan, each non-employee director who had been a member of our Board for a three year service period as of October 3, 2001, was granted an option to purchase 15,000 shares of our Class A common stock and are automatically granted an option to purchase 15,000 shares of our Class A common stock as of the expiration of each subsequent three year service period. Each non-employee director who had not served a three year service period as of October 3, 2001, or is first elected or appointed to our Board after October 3, 2001, is automatically granted an option to purchase 15,000 shares of our Class A common stock as of the completion of each three year service period. These options vest immediately upon grant. In accordance with these provisions, Mr. Powell received an option grant on January 25, 2006 covering 15,000 shares with an exercise price of $4.61 per share.

In accordance with our Corporate Governance Guidelines, the Executive Committee of the Board is responsible for recommending to the full Board compensation for non-employee directors and for service on Board committees. The Executive Committee reviewed the overall compensation for our non-employee directors, and recommended changes to our non-employee director equity compensation structure to the Board. The Amendment to our 2004 Plan was approved, subject to stockholder approval on certain matters, by our Board on September 22, 2006. In reviewing the compensation for non-employee directors, the Executive Committee retained the services of an independent compensation consulting firm to advise the Executive Committee with respect to overall Board compensation.

If the proposed Amendment is approved by our stockholders, effective as of this Annual Meeting the initial grant of options covering 20,000 shares of Class A common stock will be replaced by the initial grant of restricted stock or restricted stock units to non-employee directors with a fair market value on the grant date of $40,000 (subject to adjustment from time to time by the Board). In addition, the annual grant of options covering 12,500 shares of Class A common stock will be replaced by the annual grant of restricted stock or restricted stock units to non-employee directors with a fair market value on the grant date of $50,000 (subject to adjustment from time to time by the Board). These restricted stock and restricted stock units will vest, similar to the former options, over an approximate three year period. As a result, each of Messrs. Corey, Kimmel, McDermott and Powell will receive on the date of this Annual Meeting shares of restricted stock or restricted stock units with a fair market value on the grant date of $50,000. In addition, the proposed Amendment replaces the immediately vested options covering 15,000 shares of Class A common stock that were granted after the completion of each period of three year service on the Board (other than with respect to the current three year period), with restricted stock or restricted stock units granted on the first day of each period of three year service on the Board (other than the current three year period) with a fair market value on the grant date of $60,000 (subject to adjustment from time to time by the Board). These restricted stock and restricted stock units will cliff vest in one installment on the last day of the respective period of three year service on the Board. Upon completion of the current period of three year service on the Board (for which no options, restricted stock, or restricted stock units have been granted), each non-employee director will be granted immediately vested options covering 15,000 shares of Class A common stock. See Proposal 2 above.

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STOCK OWNERSHIP OF BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth information that has been provided to us regarding the beneficial ownership of our Class A common stock and Class B common stock as of the Record Date for (i) each person or entity who is known to us to beneficially own more than 5% of the outstanding shares of our Class A common stock or Class B common stock; (ii) each person who is a director of the Company and each nominee; (iii) each of the executive officers named in the Summary Compensation Table in this proxy statement; and (iv) all current directors and executive officers as a group.

Except as noted, the person or entity listed has sole voting and investment power with respect to the shares shown in this table.

					Percent of Total Voting Power
	Shares Beneficially Owned(1)
	Number of Shares		Percent
Name of Beneficial Owner	Class A(2)	Class B	Class A(3)	Class B
Directors and Named Executive Officers:
Eric Weider(4)	182,171	0	1.6%	0%	*
Bruce J. Wood	614,667	0	5.1	0	*
Ronald L. Corey	124,527	0	1.1	0	*
Roger H. Kimmel(4)	171,333	0	1.5	0	*
George F. Lengvari(4) (5)	0	0	0.0	0	0%
Brian P. McDermott	72,500	0	*	0	*
H. F. Powell	130,000	0	1.1	0	*
Joseph W. Baty	261,200	0	2.2	0	*
Thomas H. Elitharp	193,973	0	1.7	0	*
Daniel A. Thomson	160,723	0	1.4	0	*
Directors and executive officers as a group (10 persons)(4) (5)	1,911,094	0	14.7	0	1.2
Other Principal Stockholders:
Weider Health and Fitness(6) 21100 Erwin Street Woodland Hills, CA 91367	0	14,973,148	0.0%	100%	92.8%
Gabelli Asset Management Inc.(7) One Corporate Center Rye, NY 10580-1422	2,986,000	0	25.8	0	1.9
AXA Financial, Inc.(8) 1290 Avenue of the Americas New York, NY 10104	779,100	0	6.7	0	*

* Represents less than 1%.

(1)
Based on 11,595,250 shares of Class A common stock and 14,973,148 shares of Class B common stock outstanding on the Record Date. Except for information based on Schedules 13D or 13G, as indicated in the footnotes hereto, beneficial ownership is stated as of the Record Date and includes shares underlying options exercisable within 60 days of that date held by each person, as if such shares were outstanding on that date.

(2)
Includes 541,667, 91,000, 154,333, 72,500, 110,000, 183,417, 122,167, 105,917, and 1,381,001 shares of Class A common stock which may be purchased upon the exercise of stock options that are currently vested or vest within 60 days of the Record Date and are held by Messrs. Wood, Corey, Kimmel, McDermott, Powell, Baty, Elitharp, Thomson, and all current directors and executive officers as a group, respectively. Also includes 14,600, 19,200, 17,800, 13,400, and 65,000 unvested shares of restricted stock granted on August 16, 2002 to Messrs. Wood, Baty, Elitharp, Thomson, and all current directors and executive officers as a group, respectively. These shares of restricted stock are subject to certain vesting and forfeiture requirements.

(3)	Does not give effect to the conversion of Class B common stock.

(4)
Does not include 14,973,148 shares of Class B common stock held by Weider Health and Fitness. Mr. Weider is the President and Chief Executive Officer and a director of Weider Health and Fitness; Mr. Lengvari is Vice Chairman of the Board of Weider Health and Fitness; and Mr. Kimmel is a director of Weider Health and Fitness. Messrs. Weider, Lengvari and Kimmel disclaim beneficial ownership of such shares.

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(5)
Does not include 410,997 shares of Class A common stock held by Bayonne Settlement, a trust organized under the laws of Jersey (U.K.), of which family members of George F. Lengvari are included among the beneficiaries. Bayonne Settlement is administered by an independent trustee and Mr. Lengvari has neither the power to dispose of nor to vote the shares. Mr. Lengvari disclaims beneficial ownership of such shares.

(6)	Based on Schedule 13G/A filed on February 14, 2002 by Weider Health and Fitness.

(7)
Based on Schedule 13D/A filed on June 7, 2006 by Gabelli Asset Management Inc. (“Gabelli Asset Management”). Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Investors, Inc. (“GAMCO”), Gabelli Advisers, Inc. (“Gabelli Advisers”) and MJG Associates, Inc. (“MJG”) own 760,100, 2,030,700, 190,000 and 5,200 shares of Class A common stock, respectively. Due to their affiliations, Mario Gabelli and Gabelli Asset Management are deemed to have beneficial ownership of the shares owned beneficially by Gabelli Funds, GAMCO, Gabelli Advisers and MJG. Subject to certain limitations, each of Gabelli Funds, GAMCO, Gabelli Advisers and MJG has sole disposition and voting power over the shares of Class A common stock held by it, except that GAMCO does not have sole voting power over 135,900 of its shares. Subject to certain limitations, a Proxy Voting Committee has indirect voting power over the shares held by Gabelli Funds.

(8)
Based on Schedule 13G filed on February 14, 2006 by AXA Financial, Inc. on behalf of AXA Financial, Inc. and its parent holding company, AXA, and AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle (collectively, a group and parent holding company to AXA), and AXA Rosenberg Investment Management LLC (“AXA Rosenburg”), a subsidiary of AXA Financial, Inc. AXA Rosenburg has sole power to direct the vote of 328,203 of the shares and sole power to direct the disposition of all 779,100 shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information about our Class A common stock that may be issued as of May 31, 2006 upon the exercise of options, warrants and rights under our existing equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,337,785(1)	$2.78(1)	719,238
Equity compensation plans not approved by security holders	—	—	—
Total	3,337,785	$2.78	719,238

(1)
The number of securities to be issued upon exercise of outstanding options, warrants, and rights includes 1,437,200 shares of performance-based restricted stock units, which are excluded in determining the weighted-average exercise price of outstanding options, warrants and rights.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles of our current executive officers as of the Record Date.

Name	Age	Position with the Company
Bruce J. Wood	56	Chief Executive Officer, President and Director
Joseph W. Baty	49	Executive Vice President and Chief Financial Officer
Thomas H. Elitharp	57	Executive Vice President-Operations and Support Services
Daniel A. Thomson	42	Executive Vice President-Business Development, General Counsel and Corporate Secretary

Set forth below are descriptions of the backgrounds of the current executive officers. For a description of the background of Mr. Wood, see “Nominees for Election to our Board of Directors” above. We are not aware of any family relationships among any of our directors and executive officers.

Mr. Baty has served as Executive Vice President and Chief Financial Officer since November 1999. From January 1997 to October 1999, Mr. Baty served as Senior Vice President-Finance. Prior to joining us, Mr. Baty was a partner at KPMG LLP, which he joined in 1984. Mr. Baty is a certified public accountant.

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Mr. Elitharp has served as Executive Vice President-Operations and Support Services since June 2001. From September 1997 to May 2001, Mr. Elitharp served as Senior Vice President-Operations. Prior to joining us, Mr. Elitharp held numerous positions with Welch Foods Inc., a manufacturer of food products, for over 18 years, most recently as Director of Operations for its East Coast manufacturing locations.

Mr. Thomson has been with the Company since 1998, and currently serves as Executive Vice President-Business Development, General Counsel and Corporate Secretary. Mr. Thomson has also served as Senior Vice President-Business Development from June 2001 to July 2005 and Senior Vice President-General Counsel from July 1998 to July 2005. Prior to joining us, Mr. Thomson was in private law practice in the corporate and securities departments of Latham & Watkins and LeBoeuf, Lamb, Greene & MacRae. Mr. Thomson, a certified public accountant, was an accountant and consultant with the firm of Price Waterhouse prior to practicing law.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following table sets forth, for the last three fiscal years, information regarding the annual and long-term compensation for our Chief Executive Officer and our other executive officers. We sometimes refer to all of these officers as the Named Executive Officers.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation
Awards
Name and Principal Position	Year	Salary	Bonus	Restricted Stock Awards(1)	Securities Underlying Options(#)	All Other Compensation(2)
Bruce J. Wood Chief Executive Officer and President	2006 2005 2004	$474,000 474,000 460,000	$426,600 492,960 481,160	$0 0 0	0 0 25,000	$6,300 6,300 6,150

Joseph W. Baty Executive V. P. andChief Financial Officer	2006 2005 2004	256,000 256,000 246,667	166,400 207,101 187,141	0 0 0	0 0 22,000	6,300 6,300 6,150

Thomas H. Elitharp Executive V. P.-Operations and Support Services	2006 2005 2004	223,000 223,000 215,000	131,760 166,543 157,097	0 0 0	0 0 22,000	6,300 6,300 6,150

Daniel A. Thomson Executive V. P.-Business Development, General Counsel and Corporate Secretary	2006 2005 2004	205,000 205,000 198,000	102,500 124,826 115,689	0 0 0	0 0 22,000	6,300 6,300 6,150

(1)
Does not include 29,200, 38,400, 35,600, and 26,800 shares of restricted stock granted on August 16, 2002 to Messrs. Wood, Baty, Elitharp, and Thomson, respectively, and remaining unvested as of May 31, 2006. These shares of restricted stock are subject to certain vesting and forfeiture requirements. Shares of unvested restricted stock will earn any dividends paid on Class A common stock, but such dividends are subject to forfeiture to the extent the related shares of restricted stock are forfeited. Based on the closing price of our Class A common stock on the NYSE on May 31, 2006 ($6.79), the value of these shares of unvested restricted stock for Messrs. Wood, Baty, Elitharp, and Thomson is $198,268, $260,736, $241,724, and $181,972, respectively.

Does not include performance-based restricted stock units (the “Units”) that were issued on March 20, 2006 to certain officers and employees, including 417,800 Units to Mr. Wood, 191,900 Units to Mr. Baty, 167,400 Units to Mr. Elitharp, and 114,200 Units to Mr. Thomson. The Units will vest, if at all, based on the Company’s performance in relation to certain specified pre-established performance criteria targets over a performance period beginning on January 1, 2006 and expiring on May 31, 2008. The performance criteria upon which the Units may vest is based upon a “Business Value Created” formula, which is comprised of two performance criteria components: operating earnings and return on net capital. See the section “Long-Term Incentive Plans-Awards in Last Fiscal Year” below for additional information.

(2)	All amounts under the heading “All Other Compensation” represent our matching contributions under our 401(k) Plan.

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Option Grants in Last Fiscal Year

We did not grant any options to our Named Executive Officers during fiscal 2006.

Aggregated Option Exercises in Fiscal 2006 and Year-End Option Values

The following table sets forth certain information with respect to the unexercised options to purchase shares of Class A common stock held by the Named Executive Officers as of May 31, 2006. No Named Executive Officer exercised any options during fiscal 2006.

	Number of Securities Underlying Unexercised Options as of May 31, 2006		Value of Unexercised In-the-Money Options as of May 31, 2006(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Bruce J. Wood	541,667	8,333	$2,657,084	$16,416
Joseph W. Baty	183,417	7,333	779,494	14,446
Thomas H. Elitharp	122,167	7,333	489,194	14,446
Daniel A. Thomson	105,917	7,333	432,894	14,446

(1)	Based on the closing price of our Class A common stock on the NYSE on May 31, 2006 ($6.79), minus the exercise price of the in-the money options.

Long-Term Incentive Plans — Awards in Last Fiscal Year

			Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Number of Shares, Units or Other Rights	Performance or Other Period Until Maturation or Payout	Threshold (#)	Target (#)	Maximum (#)
Bruce J. Wood	417,800	1/1/06 to 5/31/08	41,780	292,460	417,800
Joseph W. Baty	191,900	1/1/06 to 5/31/08	19,190	134,330	191,900
Thomas H. Elitharp	167,400	1/1/06 to 5/31/08	16,740	117,180	167,400
Daniel A. Thomson	114,200	1/1/06 to 5/31/08	11,420	79,940	114,200

On March 17, 2006, the Compensation Committee of our Board, pursuant to our 2004 Plan, approved the adoption of a long-term incentive plan involving the grant of performance-based restricted stock units (the “Units”). On March 20, 2006, a total of 1,437,200 Units were issued to certain officers and employees. Each Unit represents the right to receive one share of our Class A common stock, subject to certain performance-based vesting requirements. The Units will vest based on the performance of the Company in relation to certain specified pre-established performance criteria targets over a performance period beginning on January 1, 2006 and expiring on May 31, 2008. The performance criteria upon which the Units may vest is based upon a Business Value Created (“BVC”) formula, which is comprised of two performance criteria components: operating earnings and return on net capital.

The actual BVC and the number of Units that vest in accordance with the vesting formula, if any, will be certified by the Compensation Committee following the close of the performance period. If the Company’s actual BVC performance is equal to the BVC minimum threshold, 10% of the Units will vest; if the Company’s actual BVC performance is equal to the BVC target threshold, 70% of the Units will vest; if the Company’s actual BVC performance is equal to or exceeds the maximum threshold, 100% of the Units will vest, with pro-rata vesting between such thresholds in accordance with a pre-established performance vesting grid. Vesting of the Units is also subject to the executive’s continued employment with us through the end of the performance period, unless the executive’s employment is terminated by us without cause or by the executive for good reason or in the event of the executive’s death or disability, in which case the Units will vest, if at all, on the last business day of the performance period in a pro-rata amount based on the actual number of months employed during the performance period and the number of Units that would otherwise become vested in accordance with the BVC vesting schedule. In the event of a Change in Control (as defined in the 2004 Plan), vesting of the Units shall be accelerated as to (i) 70% of the Units for a Change in Control that occurs on or before May 31, 2007, and the remaining Units (30%) shall be automatically forfeited and terminated; or (ii) 100% of the Units for a Change in Control that occurs during the period commencing on June 1, 2007 and ending on May 31, 2008. Units that do not vest are forfeited without consideration. The Units are intended to qualify as “performance-based” compensation under Section 162(m) of the Code.

The participants are permitted to defer the receipt of the shares of Class A common stock that are issuable upon vesting of the Units, in a manner intended to comply with Section 409A of the Code. The shares so deferred shall be distributed to the participant in equal annual or semi-annual installments or in a lump sum, on a specified date or dates, as elected by executive, subject to early distribution upon the happening of certain events, such as death or disability.

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Employment Related Agreements

We entered into an employment agreement with Mr. Wood effective June 2002. Pursuant to his employment agreement, Mr. Wood is entitled to an annual base salary ($474,000 annualized for fiscal 2006 and subject to annual review by the Compensation Committee of the Board) and annual bonuses in an amount based upon our annual performance and profitability. In addition, in the event Mr. Wood terminates his employment for “cause,” is terminated without “cause” (each as defined in the employment agreement), or his contract is not renewed by the Company as described below, he is entitled to a severance payment in an amount equal to his annual base salary, plus an amount equal to the greater of his base salary or his annual bonus for the prior year. In addition, upon such termination, or if Mr. Wood is terminated for incapacity, any equity awards (options, restricted stock, etc.) he has received that would have become exercisable or vested on the next following anniversary of the date of grant will immediately become exercisable or vested (other than the performance-based Units issued in fiscal 2006, which will be governed by the provisions of the related restricted stock unit agreement). If Mr. Wood’s employment is terminated by him for “cause” or we terminate his employment without “cause,” he has agreed not to be employed by certain of our competitors within the territorial United States for a period of six months. If his employment is terminated for any other reason, the non-competition restriction will last for one year. The original term of this agreement was through May 31, 2004, with automatic renewal thereafter of up to three successive one-year terms unless either party gives at least three months notice of non-renewal. On May 31, 2006, this agreement automatically renewed until May 31, 2007.

In January 2006, we entered into a supplemental employment-related agreement with Mr. Wood (the “Supplemental Agreement”). This Supplemental Agreement replaces the prior supplemental employment-related agreement with Mr. Wood which terminated on September 30, 2005. The effective date of the Supplemental Agreement is as of October 1, 2005, and the term of the agreement generally continues through September 30, 2008. The new Supplemental Agreement is on substantially the same terms as the prior agreement, with certain changes made to update the agreement and to reflect the impact of recently adopted Section 409A of the Code relating to deferred compensation. The Supplemental Agreement provides that if Mr. Wood’s employment is terminated by him for “cause” or we terminate his employment without “cause” (each as defined in his employment agreement) in connection with certain change in control events, he will be entitled to receive an amount equal to his base salary payable in 24 equal semi-monthly installments beginning on the month following any severance payments made to Mr. Wood pursuant to his employment agreement (or such other period as required to comply with the provisions of Code Section 409A). In addition, the Supplemental Agreement provides that if Mr. Wood’s employment is terminated by him for “cause” or we terminate his employment without “cause” (each as defined in his employment agreement), he will be entitled to continuation of certain medical and insurance coverage benefits for a period of 12 months from the date of termination. The Supplemental Agreement also provides Mr. Wood with tax gross-up payments to the extent he would be subject to the excise tax imposed under Section 280G of the Code.

The 2002 employment agreement with Mr. Wood is amended by the Supplemental Agreement to provide that any severance payments under the 2002 employment agreement will not qualify as deferred compensation under the recently enacted Code Section 409A.

In January 2006, we entered into certain employment-related agreements with Messrs. Baty, Elitharp and Thomson. These agreements replace prior employment-related agreements with these officers which terminated on September 30, 2005. The effective date of the new agreements is as of October 1, 2005, and the term of each agreement generally continues through September 30, 2008. The agreements are on substantially the same terms as the prior agreements, with certain changes made to update the agreements and to reflect the impact of recently adopted Section 409A of the Code relating to deferred compensation. The agreements provide that if the officer terminates his employment for “good reason” or we terminate his employment without “cause” (each as defined in the agreement), he will be entitled to a severance payment in an amount equal to 100% of his annual base salary, plus an amount equal to the greater of (a) his prior year’s bonus, (b) the average of his annual bonuses for the past three years, or (c) 30% of his annual base salary (increased to 50% of annual base salary if the termination occurs in connection with certain change in control events). The severance payments are payable in 24 equal semi-monthly installments in accordance with our customary payroll practices (or such other period as required to comply with the provisions of Code Section 409A). In addition, the severance payment percentage will change from 100% to 150% (for Messrs. Baty and Elitharp) or 125% (for Mr. Thomson) if such termination occurs in connection with certain change in control events (with corresponding increases to the periods over which the severance payments are to be made). The agreements provide for full acceleration of vesting of equity awards upon the occurrence of a change in control event (other than the performance-based Units issued in fiscal 2006, which will be governed by the provisions of the related restricted stock unit agreements). In addition, each agreement provides the officer with tax gross-up payments to the extent he would be subject to the excise tax imposed under Section 280G of the Code.

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REPORT OF OUR COMPENSATION COMMITTEE

Report of the Compensation Committee on Executive Compensation

The Compensation Committee of the Board of Directors of Schiff Nutrition International, Inc. (the “Company”) provides guidance and oversight for all executive compensation and benefit programs, including basic strategies and policies. The Compensation Committee also reviews and approves general Company compensation policies and administers the Company’s 1997 Equity Participation Plan, as amended (the “1997 Plan”), and the Company’s 2004 Incentive Award Plan (the “2004 Plan”), including approving stock option grants and other equity awards to the Company’s executive officers. The Committee’s charter is available at the Company’s website at www.schiffnutrition.com. The members of the Compensation Committee are all non-employee directors.

Compensation Policy and Company Performance. The Compensation Committee attempts to promote financial and operational success by attracting, motivating and assisting in the retention of key employees who demonstrate the highest levels of ability and talent. The executive compensation program’s overall objectives are to reward and retain executives with the level of talent and ability required to prudently guide the Company’s growth, maximize the link between executive and stockholder interests through an equity participation plan and recognize individual contributions as well as overall business results. The Compensation Committee seeks to balance these objectives against appropriate aggregate compensation levels given the Company’s size and operating performance.

From time to time, the Compensation Committee retains the services of independent compensation consulting firms. Beginning in fiscal 2005 and continuing into fiscal 2006, the Compensation Committee retained the services of an independent, compensation consulting firm to advise the Committee with respect to overall executive compensation, including benchmarking comparisons within and outside of industry, long-term incentive programs, and short-term versus long-term compensation balance. In its review for fiscal 2006, the Compensation Committee considered total compensation payable to the executive officers, including the value of outstanding equity awards and potential severance payments.

The key elements of the compensation program in fiscal 2006 consisted of base salary, annual cash bonus and long-term performance-based equity awards. With the introduction of the long-term performance-based equity incentive program and the reduction of the executive’s percentage of base salary used to determine the target bonus amount, the Compensation Committee provided more emphasis on long-term versus short-term compensation incentives. The Compensation Committee’s policies with respect to each element of the compensation program, including the compensation awarded to the Company’s Chief Executive Officer, are discussed below.

Base Salaries. A competitive base salary is necessary to the development and retention of capable management and is consistent with the Company’s long-term goals. Base salaries for executives are determined based upon the Compensation Committee’s evaluation of, among other factors, the responsibilities of the position held, the experience of the individual, the job performance of the individual, competitive salary information, the Company’s overall financial results, and general economic conditions. Base salaries were not increased for executive officers for fiscal 2006, as the Compensation Committee was analyzing the overall compensation structure and amounts, including long-term compensation, for executive officers.

Bonus Payments. The management annual incentive program has been established to reward participants for their contributions to the achievement of Company, department and individual objectives. Approximately 92 employees participated in the bonus program for fiscal 2006. The aggregate amount of the bonuses awarded in any fiscal year is determined by reference to the terms of the executive employment agreements, as applicable, the Company’s financial performance, and the assessment of progress in attaining business performance objectives and considerations.

The specific cash bonus a participant receives is dependent on the Company’s financial performance against pre-established targets, individual performance against pre-established performance objectives, and level of responsibility. An executive’s contributions to the business are measured, in part, by his or her success in meeting certain goals established by the person and the Compensation Committee in consultation with the Chief Executive Officer. Bonus payments may range from 0 to 150% of target bonus. Target bonuses vary based on position, from 50% to 90% of base salary for executive officers in fiscal 2006, with personal performance objectives comprising 20% of an executive’s overall target bonus. Aggregate bonus determinations for fiscal 2006 were based on the Company’s performance against its pre-established target for “income before taxes.” Individual bonus amounts were then adjusted for personal performance.

The bonus program for fiscal 2007 will be similarly based on the Company’s performance of “income before taxes” against target and fiscal 2007 personal performance objectives. For fiscal 2007 target bonuses for executive officers have been reduced and will range from 45% to 80% of salary, based on position.

Equity Participation Programs. The 1997 Plan and 2004 Plan have been established to provide employees with an opportunity to share, along with stockholders, in the long-term performance of the Company. Stock options, restricted stock and other equity awards are intended to help motivate and retain key employees. The exercise price of the stock options is set at a price equal to or above the market price of the Class A common stock at the time of the grant.  The options

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therefore do not have any value to the executive unless the market price of the Class A common stock rises. The Compensation Committee believes that these stock options, restricted stock and other equity awards (including the restricted stock units discussed below) more closely align the executives’ interests with those of its stockholders, and focus management on building profitability and long-term stockholder value. Due in large part to the introduction of the long-term incentive program discussed below, the Compensation Committee did not grant any options to executives during fiscal 2006.

In March 2006, the Compensation Committee, pursuant to the 2004 Plan, approved the adoption of a long-term incentive plan involving the grant of performance-based restricted stock units (the “Units”). A total of 1,437,200 Units were issued to certain officers and employees, including 891,300 to executive officers. Each Unit represents the right to receive one share of the Company’s Class A common stock, subject to certain performance-based vesting requirements. The Units will vest, if at all, based on the Company’s performance in relation to certain specified pre-established performance criteria targets over a performance period beginning on January 1, 2006 and expiring on May 31, 2008. The performance criteria upon which the Units may vest is based upon a “Business Value Created” formula, which is comprised of two performance criteria components: operating earnings and return on net capital.

Policy on the Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits a public company’s federal income tax deduction for compensation paid in excess of $1,000,000 to any of its five most highly compensated executive officers. However, certain performance-based compensation, including awards of stock options, is excluded from the $1,000,000 limit if specific requirements are met. The Units issued in fiscal 2006 pursuant to the long-term performance-based incentive plan are intended to qualify as “performance-based” compensation under Code Section 162(m).

While the tax impact of any compensation arrangement is one factor that is considered by the Compensation Committee, such impact is evaluated in light of the compensation policies discussed above. The Compensation Committee’s compensation determinations have generally been designed to maximize the Company’s federal income tax deduction for possible application in future years. However, from time to time compensation may be awarded that is not fully deductible if it is determined that such award is consistent with the overall design of the compensation program and in the best interests of the Company and its stockholders.

Chief Executive Officer Compensation. In fiscal 2006, Mr. Wood’s base salary was $474,000 (annualized) based on the base salary considerations described above. Mr. Wood was paid a bonus of $426,600 based on Company performance against its target for “income before taxes” and for Mr. Wood’s performance against the personal performance objectives previously established with the Compensation Committee. To further emphasize long-term compensation, in connection with the implementation of the long-term performance-based equity incentive plan Mr. Wood’s percentage of base salary that determines the target annual bonus amount was reduced from 100% to 90% of base salary for fiscal 2006. Similar reductions in the percentage of base salary that determine Mr. Wood’s target annual bonus amounts are planned for fiscal 2007 and fiscal 2008. Pursuant to the long-term performance-based equity incentive plan described above, Mr. Wood was issued 417,800 Units. No other equity awards were granted to Mr. Wood during fiscal 2006.

Members of the Compensation Committee of the Board of Directors

Brian P. McDermott, Chairman
Ronald L. Corey
H.F. Powell

The preceding “Report of the Compensation Committee on Executive Compensation” and the “Performance Graph” that appears immediately hereafter shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, or incorporated by reference in any documents so filed, except to the extent that we specifically incorporate the same by reference.

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PERFORMANCE GRAPH

As part of the executive compensation information presented herein, the SEC requires a comparison of stock performance for the Company with stock performance of a broad equity market index and an appropriate industry index. The following graph compares the cumulative total stockholder return on the Class A common stock during the period from May 31, 2001 to May 31, 2006 with the cumulative total returns on Standard & Poor’s 500 Index and the Healthy Living® Index. The comparison assumes $100 was invested on May 31, 2001 in our Class A common stock or in each of the foregoing indices and assumes reinvestment of dividends, if any. The stock performance shown on the following graph is not necessarily indicative of future performance.

	5/31/01	5/31/02	5/31/03	5/31/04	5/31/05	5/31/06
Schiff Nutrition International, Inc.	100.00	84.61	101.10	201.32	177.03	294.61
S & P 500	100.00	86.15	79.21	93.72	101.44	110.21
Canaccord Adams Healthy Living Index	100.00	138.74	144.93	235.24	251.34	295.92

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of independent directors as required by the listing standards of the New York Stock Exchange and Securities and Exchange Commission rules. The current members of the Audit Committee are Messrs. Powell, Corey and McDermott. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors.

The role of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial statements as well as the Company’s financial reporting process and principles, internal controls and disclosure controls. The independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended May 31, 2006, with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit

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Committees), as currently in effect, and it has discussed with the auditors their independence from the Company. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.

The members of the Audit Committee are not engaged in the accounting or auditing profession and, consequently, are not experts in matters involving auditing or accounting. In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by management of the Company and by the independent auditors. As a result, the Audit Committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles and internal controls, that the Company’s financial statements are accurate, that the audit of such financial statements has been conducted in accordance with generally accepted auditing standards or that the Company’s auditors meet the applicable standards for auditor independence.

Based on the reports and discussions above, the Audit Committee recommends to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2006.

Members of the Audit Committee of the Board of Directors

H. F. Powell, Chairman
Ronald L. Corey
Brian P. McDermott

The preceding “Audit Committee Report” will not be deemed to be soliciting material or to be filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any documents so filed, except to the extent that we specifically incorporate the same by reference.

FEES PAID TO INDEPENDENT PUBLIC ACCOUNTANTS

The fees billed by Deloitte & Touche LLP (“Deloitte”), our independent public accountants, with respect to the years ended May 31, 2005 and May 31, 2006 were as follows:

Audit Fees

The aggregate fees billed for professional services rendered by Deloitte for the audits of our annual financial statements included in our Annual Reports on Form 10-K, the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q, and performance of statutory audits were approximately $274,000 and $259,000 for fiscal 2005 and fiscal 2006, respectively.

Audit Related Fees

The aggregate fees billed for services rendered by Deloitte for assurance and similar services that are reasonably related to the performance of the audit of our annual financial statements included in our Annual Reports on Form 10-K or the reviews of our interim financial statements included in our Quarterly Reports on Form 10-Q were approximately $23,000 and $25,000 for fiscal 2005 and fiscal 2006, respectively. Audit related fees consist primarily of fees for assistance with fees for the audit of our 401(k) plan and performance of certain agreed upon procedures.

Tax Fees

The aggregate fees billed for services rendered by Deloitte for tax compliance, tax advice and tax planning were approximately $39,000 and $21,000 for fiscal 2005 and fiscal 2006, respectively. Tax fees consist primarily of fees for assistance with preparation of our tax returns and providing other tax planning advice.

Financial Information Systems Design and Implementation Fees

We did not engage Deloitte to provide advice to us regarding financial information systems design and implementation during fiscal 2005 or fiscal 2006.

All Other Fees

The aggregate fees billed for services rendered by Deloitte in connection with the sale of our Weider branded business (discussed under “Certain Relationships and Related Transactions-Sale of Weider Branded Business” below) were approximately $19,000 for fiscal 2005. There were no other fees billed for services rendered by Deloitte for fiscal 2006.

The Audit Committee has reviewed the non-audit services provided by Deloitte and determined that the provision of these services during fiscal 2006 is compatible with maintaining Deloitte’s independence.

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Pre-Approval Policy

The Audit Committee pre-approves all audit and permissible non-audit fees. Since the May 6, 2004 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of Deloitte was approved in advance by our Audit Committee, and none of those engagements made use of the de minimus exception to pre-approval contained in the SEC’s rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of our Class A common stock to file initial reports of ownership and changes in ownership with the SEC. These persons and entities are also required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. We believe, based solely on our review of the copies of such forms and other written representations to us, that during the fiscal year ended May 31, 2006, all reporting persons complied with all applicable Section 16(a) filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Weider Health and Fitness

Weider Health and Fitness owns all of our Class B common stock, which represents approximately 93% of the aggregate voting power of all outstanding shares of our common stock. Weider Health and Fitness is in a position to determine the outcome of all matters required to be submitted to stockholders for approval (except as provided by law or our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws).

Board Service

Eric Weider, our Chairman of the Board, is the President and Chief Executive Officer and a director of Weider Health and Fitness. George Lengvari, our Vice Chairman of the Board, is also Vice Chairman of the Board of Weider Health and Fitness. Roger Kimmel, one of our directors, is also a director of Weider Health and Fitness.

Sale of Weider Branded Business

On April 1, 2005, we announced the sale of certain assets of our Active Nutrition Unit relating to our Weider branded business domestically and internationally to Weider Global Nutrition, LLC, a wholly-owned subsidiary of Weider Health and Fitness. We received cash proceeds of approximately $12.9 million and a note receivable for $1.1 million in exchange for assets relating to our domestic Weider branded business, including inventory, receivables, and intangible and intellectual property, the capital stock of certain of our international subsidiaries related to our international Weider branded business (including the working capital of those subsidiaries), and the assumption of certain associated liabilities by Weider Global Nutrition. The transaction closed on April 1, 2005, with an effective date of March 1, 2005. Our Board formed a Special Committee of independent directors to review and negotiate the transaction.

The balance of the note receivable on May 31, 2006 was $400,000, and the balance is payable in equal monthly installments (plus accrued interest at a rate of 4.0% per annum) through January 2007. The greatest amount that was outstanding under this note receivable during fiscal 2006 was $1.0 million on June 1, 2005.

In connection with the sale of the Weider branded business, we also entered into two separate agreements (domestic and European) whereby we agreed to provide certain general and administrative, research and development, and logistics services to Weider Global Nutrition for an annual fee. The annual fee under the U.S. service agreement was originally $500,000, and was increased to $590,000 effective as of November 1, 2005 in connection with our agreement to provide certain additional supply chain related services to Weider Global Nutrition. We also provided certain additional short-term logistics services to Weider Global Nutrition in fiscal 2006. In total, we were paid approximately $613,000 for all services provided under such agreement in fiscal 2006. The domestic service agreement provided for a one year term, with an option to either party to extend the term for one additional year. The parties exercised this option for the second year and have further extended the term of the Agreement through March 1, 2008. In connection with the sale of our Haleko Unit, the European service agreement was transferred to the purchaser of the Haleko Unit.

In addition, we provide contract manufacturing services to Weider Global Nutrition. For fiscal 2006, net sales to Weider Global Nutrition were approximately $2.7 million.

Intellectual Property Licensing Agreement

Pursuant to an agreement with Weider Health and Fitness and certain other parties, Mariz Gestao E Investimentos Limitada (“Mariz”) obtained the exclusive international rights to use the trademarks and brand names used by Weider Health and Fitness and its affiliates on or prior to December 1996. Mariz is a company incorporated under the laws of Portugal and owned by a trust of which the family members of George Lengvari, one of our directors, are included among the beneficiaries. Pursuant to a sublicense agreement with Mariz dated as of December 1, 1996, we obtained the exclusive international worldwide rights to use these

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trademarks and brand names outside the United States, Canada, Mexico, Spain and Portugal (for which countries we have the rights outside of the Mariz sublicense), except in Japan. Certain terms of the sublicense were amended and the rights under the sublicense to the Weider name and certain related trademarks were transferred as of March 1, 2005 in connection with the sale of our Weider branded business referred to above. The term of the amended sublicense agreement is through February 28, 2009, with the agreement automatically renewing for successive one-year terms unless earlier terminated by Mariz upon a material breach by us.

Under the terms of the amended sublicense agreement, we are required to make annual royalty payments to Mariz on sales of products covered by the agreement in countries other than those listed above. The royalty payments, as amended, are equal to (i) 4% of sales up to $7.0 million; (ii) 3.5% of sales greater than $7.0 million and less than $14.0 million; (iii) 3.0% of sales greater than $14.0 million and less than $21.0 million; and (iv) 2.5% of sales over $21.0 million. The sublicense agreement includes an irrevocable buy-out option, exercisable by us after February 28, 2009, for a purchase price equal to the greater of $2.0 million or 6.5 times the aggregate royalties paid by us in the royalty year immediately preceding the date of the exercise of the option. In addition, if the Schiff trademark is sold to a third party prior to February 28, 2009, the sublicense agreement provides that the buyer must also purchase all of Mariz’ rights to the trademarks for a purchase price equal to $2.0 million. During fiscal 2006, we incurred royalty expense of approximately $155,000 relating to the Mariz sublicense agreement.

Certain Business Relationships

Mr. Lengvari, one of our directors, is currently of counsel to LaPointe Rosenstein, a law firm we retain from time to time for advice regarding certain legal matters in Canada.

OTHER MATTERS

As of the date of this proxy statement, our Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is intended that the proxies will be voted on such matters in accordance with the best judgment and in the discretion of the proxy holders.

By Order of the Board of Directors,

Daniel A. Thomson Executive Vice President-Business Development, General Counsel and Corporate Secretary

Salt Lake City, Utah
September 27, 2006

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APPENDIX A

AMENDMENT NO. 1 TO THE
WEIDER NUTRITION INTERNATIONAL, INC.
2004 INCENTIVE AWARD PLAN

This Amendment No. 1 (“Amendment”) to the Weider Nutrition International, Inc. 2004 Incentive Award Plan (the “Plan”), is adopted by Schiff Nutrition International, Inc., a Delaware corporation, formerly known as Weider Nutrition International, Inc. (the “Company”), on October 24, 2006 (the “Effective Date”). Capitalized terms used in this Amendment and not otherwise defined shall have the same meanings assigned to them in the Plan.

RECITALS

A.  The Plan was adopted by the Board of Directors of the Company (the “Board”) on September 24, 2004, and approved by the stockholders of the Company at the annual meeting of stockholders held on October 26, 2004.

B.  At the Company's annual meeting of stockholders held on October 25, 2005, the Company’s stockholders approved the formal name change of the Company from Weider Nutrition International, Inc. to Schiff Nutrition International, Inc. in connection with the Company’s divestiture of the Weider branded business.

C.  Section 14.1 of the Plan provides that the Administrator may, with the approval of the Board, amend the Plan subject to stockholder approval as required to comply with applicable laws, regulations or stock exchange rules.

D.  The Board and the Compensation Committee, acting as Administrator, deem it to be in the best interests of the Company and its stockholders to amend the Plan to (i) change the name of the Plan to reflect the changed name of the Company, (ii) subject to stockholder approval, revise the Non-employee Director Option grant provisions to eliminate the Initial Option, Annual Option and Three Year Term Option (other than with respect to current Three Year Terms) grants to Non-employee Directors and provide instead for the grant of Restricted Stock or Restricted Stock Units, and (iii) subject to stockholder approval, provide that Awards may be granted under the Plan in lieu of the payment of director fees or employee compensation.

AMENDMENT

1.
The name of the Plan is hereby amended to read in its entirety as the “Schiff Nutrition International, Inc. 2004 Incentive Award Plan.” All references in the Plan to Weider Nutrition International, Inc. or the Company shall be references to Schiff Nutrition International, Inc.

2.	Subject to stockholder approval of this Amendment, a new Section 4.3 of the Plan shall be added to read in its entirety as follows:

“4.3     Grant of Awards to Non-employee Directors.

(a)     Initial and Annual Grants. Commencing on the date of the 2006 annual meeting of stockholders and continuing throughout the term of the Plan, unless otherwise determined by the Board, a person who is initially appointed or elected to the Board and who is a Non-employee Director at the time of such initial election or appointment shall be granted shares of Restricted Stock or Restricted Stock Units with a Fair Market Value on the date of such grant equal to $40,000, subject to adjustment from time to time by the Board (the “Initial Non-employee Director Award”). In addition, on the date of each annual meeting of stockholders occurring at least nine months after such initial appointment or election as of which the Non-employee Director continues to serve as a Non-employee Director of the Company, unless otherwise determined by the Board, such Non-employee Director shall be granted shares of Restricted Stock or Restricted Stock Units with a Fair Market Value on the date of such grant equal to $50,000, subject to adjustment from time to time by the Board (the “Annual Non-employee Director Award”). Members of the Board who are Employees who subsequently terminate employment with the Company (or a Subsidiary) and remain on the Board will not receive the Initial Non-employee Director Award, but to the extent that they are otherwise eligible, will receive after such termination of employment the Annual Non-employee Director Award (unless otherwise determined by the Board). Initial Non-employee Director Awards and Annual Non-employee Director Awards shall vest in substantially equal annual installments over a period of approximately 3 years following the date of grant.

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(b)     Three-Year Awards. Commencing on the date of the 2006 annual meeting of stockholders and continuing throughout the term of the Plan, unless otherwise determined by the Board, each Non-employee Director shall be granted on the first day of each Three Year Term (other than the Current Three Year Terms) shares of Restricted Stock or Restricted Stock Units with a Fair Market Value on the date of such grant equal to $60,000, subject to adjustment from time to time by the Board (the “Three Year Award”). Three Year Awards shall cliff vest in one installment on the last day of the respective Three Year Term. Notwithstanding the foregoing, each Non-employee Director serving as a Non-employee Director as of the date of the 2006 annual meeting of stockholders shall be granted upon completion of the Director’s Current Three Year Term (unless otherwise determined by the Board), an Option to purchase fifteen thousand (15,000) shares of Stock (subject to adjustment as provided in Section 11.1(a)). Any Option granted to a Non-employee Director pursuant to this Section 4.3(b) shall be a Non-Qualified Stock Option with an exercise per share of Stock equal to 100% of the Fair Market Value of a share of Stock on the date the Option is granted. For these purposes, a Three Year Term shall mean each period of three years computed initially from the date of the Non-employee Director’s initial appointment or election to the Board (or the date on which an Employee Director becomes a Non-employee Director) and thereafter for each subsequent three year period, or, for those Non-employee Directors serving as a Non-employee Director as of the date of the 2006 annual meeting of stockholders, a period of three years computed initially from the last date upon which such Non-employee Director received an option pursuant to Section 5.4(b) of the Plan as in effect prior to this Amendment (the “Current Three Year Term”), and thereafter for each subsequent three year period.

(c)     General Terms of Awards. Except as otherwise provided in this Plan or in an Award Agreement, Awards granted pursuant to this Section 4.3 that are not vested at the time of the Non-employee Director’s termination of service on the Board shall not thereafter become vested, but instead shall be automatically forfeited and cancelled as of the date of such termination of service on the Board without any consideration to the Non-employee Director. All elections to receive Restricted Stock Units and all deferral elections concerning Restricted Stock Units shall be made in conformity with Section 409A of the Code.”

3.	Subject to stockholder approval of this Amendment, a new Section 4.4 of the Plan shall be added to read in its entirety as follows:

“4.4   Awards in Lieu of Cash Compensation. Awards, including Awards with deferral features complying with or exempt from Section 409A of the Code, may be granted under the Plan to Employees and Consultants in lieu of cash bonuses or other forms of compensation which would otherwise be payable to such Employees and Consultants, and to Non-employee Directors in lieu of directors and other fees which would otherwise be payable to such Non-employee Directors, pursuant to such policies which may be adopted by the Administrator from time to time.”

4.	Subject to stockholder approval of this Amendment, Section 5.4 of the Plan shall be amended and restated in its entirety to read as follows:

“5.4      Granting of Options to Non-employee Directors. The Board may from time to time, in its sole discretion and subject to the limitations of the Plan, make discretionary Option grants to Non-employee Directors. In making such grants the Board may:

(a)     Select from among the Non-employee Directors (including Non-employee Directors who have previously been granted Options under the Plan) such of them as in its opinion should be granted Options;

(b)     Subject to Section 3.3, determine the number of shares of Stock that may be purchased upon exercise of the Options granted to such selected Non-employee Directors; and

(c)     Subject to the provisions of this Article 5, determine the terms and conditions of such Options, consistent with the Plan.

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Upon a Non-employee Director’s termination of membership on the Board for any reason, his or her Options shall remain exercisable for 12 months following his or her termination of membership on the Board (or such other period as the Board may set forth in the Award Agreement or determine in its discretion on or after the date of grant of such Option, subject to the provisions of the Award Agreement).”

5.
Except as set forth herein, the Plan shall remain in full force and effect. All Awards granted prior to the Effective Date shall, as applicable, be governed by the Plan as in effect prior to the Effective Date.

***********************************************************

The undersigned, Bruce J. Wood, President and Chief Executive Officer of the Company, hereby certifies that the Compensation Committee and the Board of Directors of the Company approved the foregoing Amendment on September 22, 2006, and the stockholders of the Company adopted the foregoing Amendment on October 24, 2006.

SCHIFF NUTRITION INTERNATIONAL, INC.,
a Delaware corporation

By:
Bruce J. Wood
President and Chief Executive Office

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SCHIFF NUTRITION INTERNATIONAL, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
THE 2006 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD OCTOBER 24, 2006

The undersigned hereby appoints each of Bruce J. Wood and Daniel A. Thomson as attorneys and proxies, each with power of substitution, to vote all shares of Class A Common Stock and Class B Common Stock of Schiff Nutrition International, Inc. (the “Company”) held by the undersigned on September 15, 2006, at the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held October 24, 2006, at 2:00 p.m., local time, at the Company’s headquarters located at 2002 South 5070 West, Salt Lake City, Utah 84104, on the proposals set forth on the reverse side hereof and on such other matters as may properly come before the meeting and any adjournment(s) or postponement(s) thereof.

The proxy holders will vote the shares represented by this proxy in the manner indicated on the reverse side hereof. Unless a contrary direction is indicated, the proxy holders will vote such shares FOR each of the seven nominees as directors and FOR approval of the Amendment to the Company’s 2004 Incentive Award Plan. If any further matters properly come before the Annual Meeting, it is the intention of the persons named above to vote such proxies in accordance with their best judgment.

(Continued and to be dated and signed on the reverse side.)

Mark, Sign, Date and Return this Proxy Card Promptly Using the Enclosed Envelope.

☒ Votes must be indicated (x) in black or blue ink.

The Board of Directors recommends a vote FOR the following proposals:

1.	Election of seven directors of the Company to serve until the 2007 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

FOR ALL nominees listed below	☐	WITHHOLD AUTHORITY to vote for ALL nominees listed below	☐	*EXCEPTIONS	☐

Nominees:	Eric Weider, George F. Lengvari, Bruce J. Wood, Ronald L. Corey, Roger H. Kimmel, Brian P. McDermott and H. F. Powell

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below. Your shares will be voted for all nominees other than any nominee(s) listed below.)

*Exceptions:

		FOR	AGAINST	ABSTAIN
2.	Approval of the Amendment to the Company’s 2004 Incentive Award Plan.	☐	☐	☐

3.	In the discretion of the persons acting as proxies, on such other matters as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

	To change your address, please mark this box.			☐

	To include any comments, please mark this box.			☐

Note:
Please sign exactly as name appears hereon. If a joint account, each joint owner must sign. If signing for a corporation or partnership or as an agent, attorney or fiduciary, indicate the capacity in which you are signing.

Date: Share Owner sign here	Co-Owner sign here